As filed with the Securities and Exchange Commission on December 9, 2025
Registration No. 333-232234
Registration No. 333-237220
Registration No. 333-254454
Registration No. 333-263194
Registration No. 333-270662
Registration No. 333-277531
Registration No. 333-285416

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-232234
FORM S-8 REGISTRATION STATEMENT NO. 333-237220
FORM S-8 REGISTRATION STATEMENT NO. 333-254454
FORM S-8 REGISTRATION STATEMENT NO. 333-263194
FORM S-8 REGISTRATION STATEMENT NO. 333-270662
FORM S-8 REGISTRATION STATEMENT NO. 333-277531
FORM S-8 REGISTRATION STATEMENT NO. 333-285416

UNDER
THE SECURITIES ACT OF 1933

AKERO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	81-5266573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 Gateway Boulevard, Suite 350 South San Francisco, CA
94080
(Address of Principal Executive Offices)	(Zip Code)

Akero Therapeutics, Inc. 2018 Stock Option and Grant Plan
Akero Therapeutics, Inc. 2019 Stock Option and Incentive Plan
Akero Therapeutics, Inc. 2019 Employee Stock Purchase Plan
(Full title of the plans)

Jonathan Young, J.D., Ph.D.
Assistant Treasurer
601 Gateway Boulevard, Suite 350
South San Francisco, CA 94080
(650) 487-6488
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Christopher Comeau
Emily Oldshue
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Akero Therapeutics, Inc. (“Akero” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-232234, filed with the SEC on June 20, 2019, relating to the registration of (i) 2,303,982 shares of the Company’s common stock, $0.0001 par value per share (“Shares”), under the Akero Therapeutics, Inc. 2018 Stock Option and Grant Plan, (ii) 2,455,931 Shares under the Akero Therapeutics, Inc. 2019 Stock Option and Incentive Plan (the “2019 Plan”), (iii) options to purchase 116,526 Shares granted under the 2019 Plan, and (iv) 273,869 Shares reserved for future issuance under the Akero Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP”).

•	Registration Statement No. 333-237220, filed with the SEC on March 16, 2020, relating to the registration of (i) 1,142,713 Shares under the 2019 Plan and (ii) 285,678 Shares under the 2019 ESPP.

•	Registration Statement No. 333-254454, filed with the SEC on March 18, 2021, relating to the registration of (i) 1,389,665 Shares under the 2019 Plan and (ii) 347,416 Shares under the 2019 ESPP.

•	Registration Statement No. 333-263194, filed with the SEC on March 2, 2022, relating to the registration of (i) 1,396,029 Shares under the 2019 Plan and (ii) 349,007 Shares under the 2019 ESPP.

•	Registration Statement No. 333-270662, filed with the SEC on March 17, 2023, relating to the registration of (i) 1,874,608 Shares under the 2019 Plan and (ii) 410,803 Shares under the 2019 ESPP.

•	Registration Statement No. 333-277531, filed with the SEC on February 29, 2024, relating to the registration of (i) 2,230,177 Shares under the 2019 Plan and (ii) 410,803 Shares under the 2019 ESPP.

•	Registration Statement No. 333-285416, filed with the SEC on February 28, 2025, relating to the registration of (i) 2,895,320 Shares under the 2019 Plan and (ii) 410,803 Shares under the 2019 ESPP.

On December 9, 2025 (the “Effective Date”), NN Invest Sub, Inc, a Delaware corporation (“Merger Sub”) and a direct or indirect wholly owned subsidiary of Novo Nordisk A/S, a Danish aktieselskab (“Novo”), completed its merger (the “Merger”) with and into Akero pursuant to the terms of the Agreement and Plan of Merger, dated October 9, 2025 (the “Merger Agreement”), by and among Novo, Merger Sub, and Akero. Akero was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Novo.

As a result of the Merger, Akero has terminated all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by Akero in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of such offering, Akero hereby removes from registration all of such securities registered but remaining unsold under the Registration Statements as of the Effective Date. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to the Post-Effective Amendments, there will be no remaining securities registered by Akero pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 9th day of December, 2025.

AKERO THERAPEUTICS, INC.

By:	/s/ Jonathan Young, J.D., Ph.D.
Name: Jonathan Young, J.D., Ph.D.
Title: Assistant Treasurer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.